Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV INTRODUCES ALL NEW RUBBER TRACK LOADERS
WITH BREAKTHROUGH TECHNOLOGY
Grand Rapids, MN (January 10, 2006) — ASV, Inc. (Nasdaq: ASVI) has introduced its new undercarriage and machine technology with the launch of the SR-70 and SR-80 rubber track loaders. The new machines feature unique undercarriages, new purpose-built chassis and distinctive automotive-like cab interiors.
“We believe the launch of the SR-70 and SR-80 represents the most significant new product introduction in ASV’s history,” said Brad Lemke, Director of New Product Development at ASV. “These machines have been newly designed from the ground up to enhance their performance and capabilities, and accelerate and simplify the production process. The end results are rubber track loaders with greater features and functionality, at very competitive prices.”
According to Lemke, the significance of the SR-80, which will become the Company’s flagship offering, begins with its undercarriage. A product of over two and a half years of development at ASV, the new “ISR-4” undercarriage system offers the widest rubber tracks in the industry at 20 inches. It also features independent, multi-level suspension, using four independent wheel carriages on each track frame rail.
“This design allows the wheel carriages to flex independently of each other and maximize the amount of track on the ground, especially over uneven terrain,” said Lemke. “The benefit of this is that the SR-80 offers more traction and a smoother ride than any other machine on the market.
In order to optimize size, balance and performance of the undercarriage, the SR-70 and SR-80 were engineered with a new purpose-built chassis that gives them the highest ground clearance available on the market, while minimizing overall machine length, width and bulk.
With these new machines, ASV also has introduced a new level of comfort and control for the operator. “One of the most important aspects of any machine is the operator experience. To enhance this, we’ve brought automotive comfort to the cabs of these new machines,” said Lemke. “When you combine the new adjustable suspension seat, the unique split lap bar with a full gauge package, the new foot throttle and the optional slide-up door, we believe operators will find the interior every bit as exceptional as the undercarriage.”
The SR-80 is powered by a turbocharged Perkins diesel engine and is rated at 80.5 gross horsepower. The SR-80 has a tipping load of 6,200 pounds and is rated with a 3,100-pound operating capacity (50 percent tipping load). It is equipped with 20-inch-wide rubber tracks, the widest in the industry.
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Tracks on the SR-80 are driven by two-speed hydrostatic drive motors, capable of travel speeds of 12.5 mph in the high speed range and 7.0 mph in the low speed range, easily making it the fastest rubber track loader on the market. The standard hydraulic system on the SR-80 provides both 30 gallons per minute (gpm) to its high-flow circuit and 20 gpm to its system’s low flow circuit. In addition, the low flow circuit is controlled by a new variable flow thumb switch on the machine’s joystick controls. Variable flow allows better control of grapples, multipurpose buckets and other attachments. With its hydraulic quick attach, the SR-80 can be fitted with most industry-standard attachments, including ASV’s full line of performance-matched Posi-ToolTM attachments.
“The SR-70 will offer customers many of the same features as the SR-80, in a more compact machine,” stated Lemke. “The SR-70 has a width of 66 inches and 15-inch-wide tracks. It should be an ideal fit for the rental market as it offers a good balance of machine performance, size and price. Its automotive-like cab will offer ease of operation, and the new purpose-built “FSR-2” undercarriage system will maximize traction and stability while minimizing ground pressure.”
The SR-70 is powered by a turbocharged Perkins diesel engine and is rated at 71 horsepower. The SR-70 has a tipping load of 5,500 pounds, and is rated with a 2,750 pound operating capacity (50 percent tipping load).
“The launch of the SR-70 and SR-80 is the first introduction of our new machine and undercarriage platform,” stated Lemke. “This new technology reflects our long term vision for rubber track loaders and undercarriage systems and will become the standard to which our other products will migrate. The planned introduction of the new machines in 2006 strengthens the Company’s current product leadership position and supports ASV’s long-term strategies for growth.”
The Company anticipates the new machines will begin production during the first half of 2006. More information on SR-70 and SR-80 can be found on the Company’s website at www.asvi.com
About ASV
     ASV designs, manufactures and sells rubber track loaders and related accessories, attachments and traction products. ASV also manufactures rubber track undercarriages, some of which are a primary component on Caterpillar’s Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber track loaders in technology and innovation. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
     Forward Looking Statements
     Note: The statements set forth above regarding ASV’s anticipated start of production for the new machines are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, deterioration of the general market and economic conditions, and corporate developments at ASV. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q.